UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2011

Heartland Payment Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32594	22-3755714
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

90 Nassau Street, Princeton, New Jersey		08542
(Address of principal executive offices)		(Zip code)

(609) 683-3831

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 11, 2011, the Board of Directors of Heartland Payment Systems, Inc. (the “Company”) appointed Maria Rueda as the Company’s new Chief Financial Officer effective April 18, 2011.

Ms. Rueda, age 54, will join the Company from ING DIRECT USA, a direct bank and thrift, where she has been Chief Financial Officer since June 2006 and responsible for certain of ING DIRECT USA’s functions, including finance and procurement. From May 2001 until June 2006, Ms. Rueda was Chief Financial Officer and Financial and Operations Principal for Bloomberg Tradebook LLC, through Geller & Company, a financial outsourcing firm, where she was responsible for financial and regulatory reporting. A copy of the press release issued by the Company announcing Ms. Rueda’s appointment is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Under the terms of an offer letter (the “Offer Letter”) between Ms. Rueda and the Company, Ms. Rueda will receive an annual base salary of $400,000 and is eligible for an annual bonus equivalent to 50% of her base salary for her personal performance and the Company’s achievement of key objectives to be established by the Company’s Board of Directors. However, Ms. Rueda’s bonus is guaranteed for her first year of employment with the Company, so her 2011 bonus will be prorated based upon her start date and, in 2012, her bonus will be guaranteed for the remaining portion of her first year of employment.

Upon the commencement of her employment, Ms. Rueda will be entitled to receive a grant of 50,000 restricted stock units with each restricted stock unit representing a contingent right to receive one share of the Company’s common stock. Such restricted stock units vest in four equal annual installments beginning on April 18, 2012 and will also be subject to the terms and provisions of the Company’s amended and restated 2008 Equity Incentive Plan and related restricted stock unit agreement. In addition, Ms. Rueda will be entitled to participate in the Company’s group life, medical, dental and vision and 401k programs.

Ms. Rueda and the Company have also entered into an Employee Confidential Information and Noncompetition Agreement (the “Agreement”). Subject to Ms. Rueda’s compliance with the confidentiality, non-competition, non-solicitation and other covenants set forth therein, the Agreement provides that in the event she is terminated by the Company for other than cause (as defined in the Agreement) or disability (as defined in the Agreement), she will be entitled to receive severance pay in an amount equal to the base salary that would have been paid to her during a twelve-month period plus medical benefits for twelve months. In addition, if Ms. Rueda’s employment is terminated by the Company other than for cause or her employment with the Company is terminated due to her death, she shall also be entitled to receive a pro rata portion of any annual bonus that she would have been entitled to receive based on the number of days she was employed by the Company during such year.

The descriptions of the Offer Letter and Agreement set forth above do not purport to be complete and are qualified in their entirety by reference to the Offer Letter and Agreement, which are filed hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

Robert H.B. Baldwin, Jr. has resigned as Chief Financial Officer of the Company effective April 18, 2011 but will remain as the President of the Company. Mr. Baldwin will take on broader responsibilities for strategy and operations as President of the Company and will work closely with Robert O. Carr, Chairman and Chief Executive Officer, in order to improve the execution of the Company’s strategic and operational priorities.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Offer Letter between Maria Rueda and Heartland Payment Systems, Inc. dated April 11, 2011

10.2	Employee Confidential Information and Noncompetition Agreement between Maria Rueda and Heartland Payment Systems, Inc. dated April 11, 2011

99.1	Press Release of Heartland Payment Systems, Inc. dated April 11, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEARTLAND PAYMENT SYSTEMS, INC.

By:	/s/ Robert H.B. Baldwin, Jr.
Robert H.B. Baldwin, Jr.
President and CFO

Dated: April 15, 2011